Exhibit 10.2
AMENDMENT TO
DEFERRED COMPENSATION AGREEMENT
     WHEREAS, F.N.B. Corporation (the “Corporation”) and Stephen J. Gurgovits (the “Employee”) are parties to that certain Deferred Compensation Agreement initially entered into as of January 1, 1986, by and between First National Bank of Mercer County and the Employee (the “Agreement”); and
     WHEREAS, the Corporation and the Employee desire to amend the Agreement to incorporate the requirements of Internal Revenue Code Section 409A and to set a new benefit commencement date for benefits otherwise payable under the Agreement after December 31, 2008.
     NOW, THEREFORE, the Agreement is hereby amended by adding the following:
Notwithstanding anything in the Agreement to the contrary and in accordance with the transitional relief provided in Internal Revenue Service Notice 2007-86, payments that would be made under this Agreement after December 31, 2008 shall not begin to be paid until January 1, 2014, and beginning January 1, 2014, such benefits shall be paid on a monthly basis over a 9 1/2 year period.
Notwithstanding the preceding sentence, if the Employee dies or becomes disabled prior to January 1, 2014, payments shall commence to the Employee or his beneficiary within 30 days of the date of death or disability. For this purpose, the Employee will only be considered disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The death or disability of the Employee prior to January 1, 2014 will not affect the amount of the remaining benefits to be paid, but merely will permit the recommencement of the payment of benefits delayed hereunder.
The provisions of the Agreement providing for payment of any other benefit on any other terms shall be void.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of December 31, 2008 intending to be legally bound.

F.N.B. CORPORATION

By	/s/ Robert V. New, Jr. Robert V. New, Jr.
President and Chief Executive Officer

Employee

/s/ Stephen J. Gurgovits Stephen J. Gurgovits

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